                                                          Is this the last filing
Series Number                 Series Name                 for the series? (Y or N)
-------------  ------------------------------------------ ------------------------
100.           TRANSAMERICA INTERMEDIATE BOND                        N

101.           TRANSAMERICA STRATEGIC HIGH INCOME                    N

102.           TRANSAMERICA MID CAP VALUE OPPORTUNITIES              N